EXHIBIT 4.9

                        [LETTERHEAD OF PARAMOUNT CAPITAL]

                                February 5, 2002

VIA FACSIMILE
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Bob Reider
Cardiome Pharma Corporation
3650 Wesbrook Mall
Vancouver, BC V6S2L2
CANADA

   Re:   Termination of Introduction Agreement

Dear Bob:

   Pursuant to our conversation, Paramount Capital, Inc. hereby confirms that it will not renew the Term of the Introduction Agreement entered into on August 10, 2001 by Cardiome and the undersigned (the "Agreement"), pursuant to section 10 thereof resulting in the termination of the Agreement on February 10, 2002. Please note that pursuant to the Agreement, Paramount's rights and Cardiome's obligations pursuant to Paragraphs 2(b) as amended below and (c), 3, 4(b)(i) as amended below and 9 shall survive termination. For greater certainty, during the Term no parties, with the exception of Paralex, Inc., have been introduced to Cardiome by Paramount in accordance with Paragraphs 4(a), 4(b) and 5(a).

   Additionally, please acknowledge the following amendments to the Introduction Agreement by executing this letter where indicated below:

i) the merger fee and acquisition fee described in Paragraph 4(b)(i) shall be reduced from 3% of the Aggregate consideration to 1.5% of the Aggregate Consideration; and

ii) Paragraph 2(b) is amended to provide that Cardiome will issue the 750,000 Retainer Warrants in three classes as follows: i) 450,000 Retainer Warrants shall be issued to Paramount and shall have an exercise price of US$.60 (the "Class A Retainer Warrants"); ii) 150,000 Retainer Warrants shall be issued to Paramount and shall have an exercise price of US$1.20 (the "Class B Retainer Warrants"); and iii) 150,000 Retainer warrants shall be issued to Paramount and shall have an exercise price of US$2.00 (the "Class C Retainer Warrants"). All Retainer Warrants shall be exercisable on or before February 9, 2007.

iii) The notice provision described in Paragraph 10 shall be reduced from 30 days to 1 day.

                Very Truly Yours,

               /s/ Lindsay A. Rosenwald, M.D.
               ------------------------------
                   Lindsay A. Rosenwald, M.D.

Acknowledged & Agreed

/s/ Bob Reider
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Bob Reider

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